Exhibit 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com

FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces
Fiscal 2010 Fourth Quarter and Full Year Results
DETROIT, Sept. 8, 2010 — United American Healthcare Corporation (OTCQB: UAHC) today announced financial results for the Company’s fiscal fourth quarter and full year ended June 30, 2010.
Revenues for the fourth quarter were $343,000, compared with revenues of $3.3 million for the fourth quarter of the prior fiscal year. The decline was primarily the result of the expiration of the Company’s contract with the Centers for Medicare & Medicaid Services (CMS) to offer a Medicare Advantage — Special Needs Plan, and was partially offset by the inclusion of revenues from UAHC’s acquisition of Pulse Systems, LLC near the end of the fourth quarter.
Total expenses decreased $6.2 million, or 79 percent, to $1.7 million in the fiscal 2010 fourth quarter, compared with total expenses of $7.9 million in the prior fiscal year’s fourth quarter. Expenses for the quarter were reduced across all categories and included the elimination of medical expenses associated with the Company’s former business in Tennessee, as well as a $0.7 million reduction in marketing, general and administrative expenses resulting from UAHC’s cost-reduction efforts. In addition, the fourth quarter of fiscal 2009 included $3.1 million of legal and related settlement expenses that were not present in the current year’s quarter. For the fourth quarter of fiscal 2010, the Company reported a net loss of $1.3 million, or $0.16 per share, compared with a net loss of $4.5 million, or $0.55 per share, in the comparable quarter a year ago.
“We have reached a critical turning point in the history of UAHC, as we integrate our acquisition of Pulse Systems and grow our business in the dynamic medical device industry,” said William C. Brooks, President and CEO of United American Healthcare. “As we complete the many tasks ahead, we will manage our combined company as we managed UAHC during the challenges of the past 24 months, controlling costs and conserving cash, while making prudent investments for future growth.”
For the full year ended June 30, 2010, revenues fell $12.8 million, or 77 percent, to $3.8 million, compared with $16.7 million for fiscal 2009. The transition in UAHC’s healthcare business in Tennessee was the primary cause of the decrease in revenues. Total expenses for fiscal 2010 decreased $16.7 million, or 64 percent, to $9.3 million, compared with $26.1 million for the prior year. The expense reduction was primarily the result of a decrease in medical expenses related to the expiration of the Company’s contract with CMS, as well as a decrease in marketing, general and administrative expenses resulting from management’s continued efforts to reduce costs and conserve cash resources. Operating expenses for fiscal 2009 included approximately $4.0 million in expenses related to the TennCare contract discontinuance, as well as $3.1 million in legal and related settlement expenses. As a result, the Company reported a net loss for fiscal 2010 of $5.4
-more-

million, or $0.66 per share, compared with a net loss of $8.7 million, or $1.02 per share, in fiscal 2009.
On a pro-forma basis, including the results from Pulse Systems, revenues for fiscal 2010 were $11.2 million, compared with pro-forma revenues of $27.5 million for fiscal 2009. The pro-forma net loss for fiscal 2010 was $5.1 million, or $0.52 per share, compared with a pro-forma net loss of $8.3 million, or $0.82 per share, in fiscal 2009.
“Looking at our pro-forma results it is easy to see the initial, positive impact of Pulse on our operations,” added Brooks. “By meeting our three primary transaction objectives, including significant revenues, providing immediate positive EBITDA and long-term growth opportunities, Pulse has provided an immediate boost to our financial results, with increased revenues and bottom-line accretion.”
As of June 30, 2010, UAHC reported cash, cash equivalents, short-term marketable securities and restricted marketable securities of $4.4 million, compared to $19.9 million as of June 30, 2009. The decrease was primarily the result of negative operating cash flow of approximately $9.7 million in fiscal 2010 as well as the $5.6 million cash settlement of the Pulse acquisition, net of cash acquired.
UAHC took a number of actions to reduce expenses and conserve cash during fiscal 2010. Excluding the addition of Pulse, the Company significantly reduced the number of employees to fit its lower level of operating activity. UAHC brought the total number to five employees, down from more than 100 employees when the Company began to wind down its operations in Tennessee, representing an annual cost reduction of approximately $3.0 million. In addition, the Company reduced its office space and associated costs, the Board agreed to a 50% reduction in per-meeting and annual fees, and management agreed to concessions in compensation.
“We have managed UAHC through an extraordinarily difficult period in the Company’s history and are convinced that our acquisition of Pulse Systems will revitalize our business and set us on a path for future growth,” concluded Brooks. “As we complete our integration work, we believe the value of our business and the opportunities we have in the medical device business will become apparent to our shareholders and the investment community. In the interim, we will continue our emphasis on controlling costs and conserving cash to ensure we have the necessary resources to support our long-term growth initiatives.”
About United American Healthcare Corporation

United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.

United American Healthcare Corporation Safe Harbor Statement

Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind-down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.

Contacts:
Company	Investor Relations
Bill Dennis, CFO and Treasurer	Jeff Tryka, CFA
United American Healthcare Corporation	Lambert, Edwards & Associates
313-393-4571 / Investor_relations@uahc.com	616-233-0500 / jtryka@lambert-edwards.com
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United American Healthcare Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Year ended June 30,
	2010	2009	2008

Revenues
Medical premiums	$3,130	$11,116	$10,596
Variable administrative fees	345	944	1,718
Contract manufacturing services	343	—	—
Fixed administrative fees	—	4,599	14,519

Total revenues	3,818	16,659	26,833

Expenses
Medical services	2,688	10,181	9,550
Costs of manufacturing services	136	—	—
Marketing, general and administrative	6,322	12,593	16,897
Depreciation and amortization	168	183	211
Provision for legal settlement	—	3,100	—
Goodwill impairment	—	—	3,452
Total expenses	9,314	26,057	30,110

Operating loss	(5,496)	(9,398)	(3,277)
Interest and other income, net	102	688	1,375

Loss before income taxes	(5,394)	(8,710)	(1,902)
Income tax expense (benefit)	—	(5)	2,140

Net loss	$(5,394)	$(8,705)	$(4,042)

Net loss per common share — basic and diluted
Net loss per common share	$(0.66)	$(1.02)	$(0.47)

Weighted average shares outstanding	8,147	8,532	8,666

United American Healthcare Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$3,458	$13,100
Marketable securities	—	4,475
Accounts receivable, net	954	1,458
Inventories	209	—
Prepaid expenses and other	281	215

Total current assets	4,902	19,248
Property and equipment, net	895	134
Marketable securities — restricted	900	2,370
Goodwill	9,983	—
Other intangibles, net	3,432	—
Other assets	486	486

Total assets	$20,598	$22,238

Liabilities and Shareholders’ Equity
Current liabilities
Long term debt, current portion and net of discount	$2,710	$—
Accounts payable	675	909
Accrued expenses	745	707
Accrued purchase price	1,255	—
Redeemable preferred member units at Pulse, current portion and net of discount	393	—
Medical claims payable	84	2,160
Reserve for legal settlement	—	3,250
Other current liabilities	40	57

Total current liabilities	5,902	7,083

Long-term debt, less current portion	2,923	—
Redeemable preferred member units of Pulse, net of discount and current portion	1,457	—
Capital lease obligation	204	—
Interest rate swap obligation	95	—

Total liabilities	10,581	7,083
Commitments and contingencies	—	—

Shareholders’ equity
Preferred stock, 5,000,000 shares authorized; none issued	—	—
Common stock, no par, 15,000,000 shares authorized; 8,164,117 and 8,137,903 shares issued and outstanding at June 30, 2010 and 2009, respectively	17,711	17,684
Additional paid-in capital — stock options	1,703	1,480
Additional paid-in capital — warrants	444	444
Accumulated deficit	(9,838)	(4,444)
Accumulated other comprehensive loss, net of tax	(3)	(9)

Total shareholders’ equity	10,017	15,155

Total liabilities and shareholders’ equity	$20,598	$22,238

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